Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the following Registration Statements of Civeo Corporation:

i.	the Registration Statement (Form S-8 No. 333-196292, as amended) pertaining to the 2014 Equity Participation Plan of Civeo Corporation,

ii.	the Registration Statement (Form S-8 No. 333-211393) pertaining to the Amended and Restated 2014 Equity Participation Plan of Civeo Corporation and

iii.	the Registration Statement (Form S-3 No. 333-212754, as amended) pertaining to the registration of common shares, preferred shares, debt securities and warrants of our report dated December 11, 2017 relating to the consolidated financial statements of Noralta Lodge Ltd., which is included in this Current Report on Form 8-K/A of Civeo Corporation.

/s/ PricewaterhouseCoopers LLP

Edmonton, Alberta, Canada
April 11, 2018